EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2018

Atlanta, Georgia, May 1, 2018 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2018 of $0.29 compared to $0.28 for the same period of 2017.
Clarence H. Smith, chairman, president and CEO, said, "First quarter earnings were in line with our expectations based on previously released sales results. Promotions in addition to markdowns related to store closures and remodels resulted in slightly lower gross margins for the quarter.
"We continue to separate Havertys from the promotional furniture stores with our quality products, exceptional customer service, and omni-channel capabilities. Our average ticket continues to increase and in-home designer associated sales exceeded 21% of total quarterly sales. Online engagement has grown with increases in website sessions, conversions, and sales volume.
"Our ongoing market and store rationalization is evidenced with the March completion of the market repositioning in Columbia, SC and our upcoming exit from the Sherman, TX market. Total sales in Columbia have increased after we closed two stores and opened a new beautifully located store. We opened in Sherman over 30 years ago and our merchandising shift over the past decade does not align with this market. We will be closing a few additional stores during 2018 and entering the Chattanooga, TN market.  The productivity of our store base is a strategic priority as we work to generate better returns for our stockholders."
Financial Highlights

First Quarter 2018 Compared to First Quarter 2017

•	As previously announced, net sales for the first quarter of 2018 decreased 0.5% to $199.4 million. Comparable store sales were down 1.1%.
•	Total written sales for the first quarter of 2018 were down 2.0% and written comparable store sales decreased 2.6% over last year's first quarter. Average written ticket increased 1.8%.
•	Gross profit margins decreased 10 basis points to 54.6%.
•
SG&A costs as a percent of sales were 50.6% in 2018 and 50.1% in 2017. Total SG&A increased $0.6 million due to higher occupancy costs, delivery and selling expenses partly offset by reductions in administrative and employee benefits costs.

•	Other income in 2018 includes $0.9 million in gains from real estate sales and insurance recoveries for damaged property and $1.2 million in 2017 from insurance recoveries.
•	Purchase of 171,671 shares of common stock for $3.5 million with $6.5 million remaining under current authorization.
•	Increased quarterly dividend 20% to $0.18 per common share in February 2018 following a 25% increase in August 2017 to $0.15 from $0.12 per common share.

Expectations and Other

•
Total delivered sales for the second quarter to date of 2018 are down approximately 1.3% and comparable store sales are down 1.9%. Total written sales are up 0.1% and written comparable store sales decreased approximately 0.3%.

NEWS RELEASE – MAY 1, 2018

•
We expect that gross profit margins for the full year 2018 will be approximately 54.5% compared to 54.3% in 2017.  We are revising our previous 2018 estimate due to anticipated increases in our LIFO charge driven by higher freight costs.

•
Our estimate for fixed and discretionary type SG&A expenses for 2018 are in the $258 to $260 million range, compared to $253 million for these same costs in 2017. The variable type costs within SG&A for the full year of 2018 are expected to be 18.5% percent of sales compared to the 18.2% rate in 2017.

•
Our selling square footage is expected to decrease approximately 1.6% in 2018. We plan to close two stores in Texas in the second quarter. One location is reaching the end of its lease term and the Sherman store will be sold as we exit that market. We expect to enter the Chattanooga, TN market with a single store in the fourth quarter.

•	Total capital expenditures are estimated to be approximately $20 million in 2018.

NEWS RELEASE – MAY 1, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2018	2017

Net sales	$199,442	$200,427
Cost of goods sold	90,535	90,831
Gross profit	108,907	109,596
Credit service charges	32	45
Gross profit and other revenue	108,939	109,641

Expenses:
Selling, general and administrative	101,004	100,374
Provision for doubtful accounts	2	102
Other (income) expense, net	(995)	(1,158)
Total expenses	100,011	99,318

Income before interest and income taxes	8,928	10,323
Interest expense, net	471	583

Income before income taxes	8,457	9,740
Income tax expense	2,144	3,754
Net income	$6,313	$5,986

Diluted earnings per share:
Common Stock	$0.29	$0.28
Class A Common Stock	$0.28	$0.27

Diluted weighted average shares outstanding:
Common Stock	21,605	21,540
Class A Common Stock	1,767	1,813

Cash Dividends per share:
Common Stock	$0.18	$0.1200
Class A Common Stock	$0.17	$0.1125

NEWS RELEASE – MAY 1, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands – Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$72,093	$79,491	$61,495
Restricted cash equivalents	8,141	8,115	8,047
Accounts receivable, net	2,101	2,408	3,421
Inventories	109,024	103,437	108,258
Prepaid expenses	9,058	11,314	10,581
Other current assets	5,981	5,922	4,926
Total current assets	206,398	210,687	196,728

Accounts receivable, long-term, net	212	254	385
Property and equipment	226,995	229,215	231,584
Deferred income taxes	13,095	12,375	18,367
Other assets	9,089	8,798	8,556
Total assets	$455,789	$461,329	$455,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,598	$20,501	$23,354
Customer deposits	28,313	27,813	27,263
Accrued liabilities	33,020	37,582	37,704
Current portion of lease obligations	3,835	3,788	3,568
Total current liabilities	84,766	89,684	91,889

Lease obligations, less current portion	49,826	50,803	52,066
Other liabilities	26,675	26,700	25,198
Total liabilities	161,267	167,187	169,153

Stockholders' equity	294,522	294,142	286,467
Total liabilities and stockholders' equity	$455,789	$461,329	$455,620

NEWS RELEASE – MAY 1, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Three Months Ended March 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,313	$5,986
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,535	7,582
Stock-based compensation expense	1,571	1,316
Gain on insurance recovery	(307)	(1,170)
Proceeds from insurance recovery	266	311
Other	(762)	115
Changes in operating assets and liabilities:
Accounts receivable	347	798
Inventories	(5,587)	(6,238)
Customer deposits	500	2,340
Other assets and liabilities	2,688	1,068
Accounts payable and accrued liabilities	(4,270)	(6,349)
Net cash provided by operating activities	8,294	5,759

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,128)	(5,182)
Proceeds from insurance for destroyed property and equipment	55	989
Other	-	32
Net cash used in investing activities	(7,073)	(4,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(930)	(849)
Dividends paid	(3,792)	(2,521)
Common stock repurchased	(3,524)	-
Other	(347)	(201)
Net cash used in financing activities	(8,593)	(3,571)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(7,372)	(1,973)
Cash, cash equivalents and restricted cash equivalents at beginning of period	87,606	71,515

Cash, cash equivalents and restricted cash equivalents at end of period	$80,234	$69,542

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

NEWS RELEASE – MAY 1, 2018

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on May 2 at 10:00 a.m. (ET) at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. (ET) through May 9. The number to access the telephone playback is 1-888-203-1112 (access code:  9552976).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website, havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys